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                                                                     EXHIBIT 5

                               WESTPOINT STEVENS


CHRISTOPHER N. ZODROW                               Direct Line:  706 645-4112
Vice President and Secretary                                Fax:  706 645-4396


                               December 18, 1998


WestPoint Stevens Inc.
507 West Tenth Street
West Point, Georgia 31833

Gentlemen:

         I have acted as counsel to WestPoint Stevens Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the registration of up to one million shares of the Company's common stock, par value $0.01 per share ("Common Stock"), pursuant to the Retirement Savings Value Plan for Employees of WestPoint Stevens Inc. and the Retirement Savings Value Plan for Employees of Liebhardt Inc. (collectively the "Plans"). Terms defined in the Registration Statement and not otherwise defined herein are used herein with the meanings as so defined.

         In so acting, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. I have also made such inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents.

         Based on the foregoing and subject to the qualifications stated herein, I am of the opinion that the shares of Common Stock initially issuable pursuant to the Plans will be, when issued and paid for in accordance with the Plans, validly issued, fully paid and nonassessable.

         The opinion herein is limited to the corporate laws of the State of Delaware and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

         I consent to the use of this opinion as an exhibit to the Registration Statement. I also consent to any and all references to myself in the Prospectus which is part of said Registration Statement. I further consent to the use of this opinion as an exhibit to applications to securities commissioners of various states of the United States for registration or qualification of the Common Stock under the securities (or "blue") laws of such states.
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WestPoint Stevens Inc.
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December 18, 1998



         This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without my prior written consent except as noted above.

                                             Very truly yours,


                                             /s/ Christopher N. Zodrow
                                             ----------------------------
                                             Christopher N. Zodrow